Exhibit 3.7
CHINA COMMERCIAL CREDIT, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES B CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE
GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

The undersigned, the President of China Commercial Credit, Inc., a Delaware corporation (the "Company"), in accordance with the provisions of the General Corporation Law of the State of Delaware (the "Delaware Law"), does hereby certify that, pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Company, and pursuant to Section 151 of the General Corporation Law of the State of Delaware, the following resolution creating a series of Convertible Preferred Stock, was duly adopted on October 6, 2012:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Company by provisions of the Certificate of Incorporation of the Company (the "Certificate of Incorporation"), there hereby is created out of the shares of Preferred Stock, $.001 par value, of the Company (the "Preferred Stock,"), a series of Preferred Stock of the Company, to be named "Series B Convertible Preferred Stock," consisting of five million (5,000,000) shares, which series shall have the following designations, powers, preferences and relative and other special rights and the following qualifications, limitations and restrictions:

1.           Designation; Number of Shares.

1. The designation of said series of Preferred Stock shall be Series B Convertible Preferred Stock (the "Series B Preferred Stock").  The number of shares of Series B Preferred Stock shall be 5,000,000.  The shares of Series B Preferred Stock shall be issued as full shares and shall have a par value of $.001 per share.  The Series B Preferred Stock shall rank (i) prior to the common stock, $.001 par value (the "Common Stock"), and to all other classes and series of equity securities of the Company which by their terms do not rank senior to the Series B Preferred Stock ("Junior Stock") and (ii) junior to any class or series of equity securities which by its terms shall rank senior to the Series B Preferred Stock.  The Series B Preferred Stock shall be subordinate to and rank junior to all indebtedness of the Company now or hereafter outstanding.  The Series B Preferred Stock shall have a Stated Value equal to $0.001 per share (the “Stated Value”).

2.           Mandatory Conversion.

(a) Each share of Series B Preferred Stock outstanding on the Mandatory Conversion Date shall, automatically and without any action on the part of the holder thereof (the “Holder”), convert into a number of shares of Common Stock equal to the quotient resulting from the purchase price of the Series B Preferred Stock times 4 divided by the IPO price.

(b)           As used herein, a "Mandatory Conversion Date" shall be the date on which the Company consummates an initial public offering (the “IPO”) of its securities.

(c)           On the Mandatory Conversion Date, the outstanding shares of Series B Preferred Stock shall be converted automatically without any further action by the Holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon conversion of any shares of Series B Preferred Stock unless certificates evidencing such shares of Series B Preferred Stock are either delivered to the Company or the Holder notifies the Company that such certificates have been lost, stolen, or destroyed, and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith.  Upon the occurrence of the automatic conversion of the Series B Preferred Stock pursuant to this Section 2, the Holders shall surrender the Preferred Stock Certificates representing the Series B Preferred Stock for which the Mandatory Conversion Date has occurred to the Company and the Company shall deliver the shares of Common Stock issuable upon such conversion to the Holder within five (5) business days of the Holder's delivery of the applicable Preferred Stock Certificates.

(d)           No fractional interests in Common Stock shall be issued upon conversion of shares of Series B Preferred Stock.  In lieu thereof any fractional share will be rounded to the nearest whole share of Common Stock (with .5 being rounded up).

(e)           Upon any conversion of shares of Series B Preferred Stock, the shares so converted shall have the status of authorized and unissued shares of Preferred Stock, unclassified as to series, and the number of shares of Preferred Stock which the Corporation shall have authority to issue shall not be decreased by the conversion of shares of Series B Preferred Stock.

(f)           The Corporation will pay any and all issue or other similar taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series B Preferred Stock pursuant hereto.  The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of Common Stock in the name other than that in which the Series B Preferred Stock so converted was registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.  Anything herein to the contrary notwithstanding, the Corporation shall not be responsible or liable for any income, franchise or similar taxes imposed on the Holder of any share of Series B Preferred Stock upon conversion thereof or otherwise.

3.           Liquidation Rights.

(a) Upon the dissolution, liquidation, or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series B Preferred Stock shall be entitled to receive out of the assets of the Corporation, an amount in cash equal to the aggregate Stated Value of the shares of Series B Preferred Stock then outstanding, plus any accrued but unpaid dividends (or, if there be an insufficient amount to pay all Series B Preferred Stockholders, then ratably among such Holders), but before any payment shall be made to the holders of Junior Stock.

(b)           A consolidation or merger of the Company with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Company, or the effectuation by the Company of a transaction or series of transactions in which more than 50% of the voting shares of the Company is disposed of or conveyed, shall not be deemed to be a liquidation, dissolution, or winding up within the meaning of this Section 3.  In the event of the merger or consolidation of the Company with or into another corporation, the Series B Preferred Stock shall maintain its relative powers, designations and preferences provided for herein and no merger shall result inconsistent therewith.

4.           Voting Rights.

(a)           The Holders of the Series B Preferred Stock shall be entitled to such number of votes as is equal to the number of shares of Common Stock into which such shares are convertible pursuant to Section 2 of this Certificate, whether or not the Mandatory Conversion Date has occurred.

(b)           The affirmative vote of the Holders of a majority of the issued and outstanding shares of the Series B Preferred Stock voting as a separate class, shall be required to change the powers, preferences or special rights of the shares of the Series B Preferred Stock in relation to the shares of Common Stock.

5. Lost or Stolen Certificates.

Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the shares of Series B Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date.

IN WITNESS WHEREOF, the Company has caused this Certificate of Designation of Series B Preferred Stock to be duly executed by its Chief Executive Officer this 6th day of October 2012, who, by signing their names hereto, acknowledge that this Certificate of Designation is the act of the Company and state to the best of his knowledge, information and belief, under the penalties of perjury, that the above matters and facts are true in all material respects.

CHINA COMMERCIAL CREDIT, INC.

Huichun Qin
President